EXHIBIT 10.2

FIRST AMENDMENT OF LEASE

THIS FIRST AMENDMENT OF LEASE (“First Amendment”) is entered into and made to be effective as of March 19, 2009 (the “Effective Date”) by and between Minnesota Industrial Properties Limited Partnership, a Minnesota limited partnership (“Landlord”) and Cascade Microtech, Inc., an Oregon corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant are parties to that certain Lease Agreement dated February 6, 2009 (the “Lease”) pursuant to which Tenant leases from Landlord the premises comprised of approximately 13,998 square feet of Rentable Area (the “Premises”) located in the Northland Interstate III, 7115 Northland Terrace, Brooklyn Park, MN 55428 (the “Project”), as more particularly described in the Lease.

B.	Landlord has Substantially Completed all of its construction obligations as specified in Exhibit B (the “Construction Rider”) to the Lease, except delivery of a certificate of occupancy, and the parties wish to modify the Lease regarding the Commencement Date and the Expiration Date of the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

AGREEMENT

1.	Recitals. The foregoing recitals are true and correct in all respects and incorporated herein by reference.

2.	Commencement Date. Notwithstanding anything in the Lease to the contrary, the Commencement Date (as defined in the Lease) shall be the later of (i) March 23, 2009; or (ii) receipt by Landlord of certificate of occupancy from the City of Brooklyn Park. Landlord will confirm the Commencement Date and Expiration Date by written notice to Tenant upon receipt of the certificate of occupancy, and upon request, the parties shall confirm the Commencement Date and Expiration Date in writing.

3.	Base Rent. Notwithstanding anything in the Lease to the contrary, if the Commencement Date established pursuant to Paragraph 1 above is other than the first day of any calendar month, then such partial month at the beginning of the Term shall be added to the Term and the Base Rent adjustments set forth in Basic Lease Information under the heading “Base Rent:” shall occur on the first day of the applicable month (for example, if the Commencement Date occurs on March 23, 2009, then (i) the Expiration Date of the Lease will be March 31, 2016, (ii) Tenant’s six (6) month rent abatement would be from March 23, 2009 through and including September 22, 2009, (iii) Tenant’s Base Rent for the period of September 23, 2009 through and including September 30, 2009 would be prorated on a per diem basis at the monthly rate of $8,165.50, and (iv) Tenant’s Base Rent obligation for the period of “Months 7-18” in the Base Rent schedule would commence October 1, 2009).

4.

Miscellaneous. Except as otherwise provided herein, all capitalized terms used herein shall have the meaning ascribed to them in the Lease. Except as specifically modified herein, all of the covenants, conditions, and obligations under the Lease shall remain unchanged and in full force and effect. In the event of a conflict between the terms of the Lease and this First Amendment, the terms of this First Amendment shall prevail. This First Amendment shall be binding upon the parties hereto and their respective successors and assigns. This First Amendment may be executed in one or more counterparts each of which when so executed and delivered shall constitute an original, but together said counterparts shall constitute one and the same instrument. This First Amendment is not binding on either party unless and until executed and delivered by both parties to this First Amendment.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.

TENANT:		LANDLORD:

Cascade Microtech, Inc., an Oregon corporation		Minnesota Industrial Properties Limited Partnership, a Minnesota limited partnership

		By:	Minnesota Industrial Portfolio, LLC
By:	/s/ Steven Sipowicz	Its:	General Partner

Name:	Steven Sipowicz	By:	/s/ Michael Potts

Title:	Chief Financial Officer	Its:	Partner

Date:	March 19, 2009	Date:	March 19, 2009